PROMISSORY NOTE

$50,000.00 **August 6, 2020**

FOR VALUE RECEIVED, the undersigned Healthcare Integrated Technologies Inc.., a Nevada corporation ("Maker") promises to pay to the order of Acorn Management Partners LLC ("Lender"), at his principal office, or at such other place as may be designated in writing by the holders of this Promissory Note ("Note"), the principal sum of FIFTY THOUSAND 00/100 DOLLARS ($50,000.00) (the "Principal Sum"). The unpaid Principal Sum shall bear interest at 6.0% per annum and shall be due in twelve (12) months.

As consideration for this Note, upon the issuance of this Note, Lender will return One Million Shares (1,000,000) of Healthcare Integrated Technologies Inc. common stock which had previously been issued to the Lender. The Maker will retire these shares.

All payments to be made under this Note shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment.

In the event that an action is instituted to collect this Note, or any portion thereof, Maker promises to pay all costs of collection, including but not limited to reasonable attorneys' fees, court costs, and such other sums as the court may establish.

In the event of a default under this Note when due, then the holder of this Note, at its election, may declare the entire unpaid Principal Sum due and payable.

Every provision hereof is intended to be several. If any provision of this Note is determined, by a court of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions hereof, which shall remain binding and enforceable. This Note is made in the State of Tennessee and it is mutually agreed that Tennessee law shall apply to the interpretation of the terms and conditions of this Note.

All agreements between the holder of this Note and Maker are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of deferment or acceleration of the maturity of this Note or otherwise, shall the rate of interest hereunder exceed the maximum permissible under applicable law with respect to the holder. If, from any circumstances whatsoever, the rate of interest resulting from the payment and/or accrual of any amount of interest hereunder, at any time that payment of interest is due and/or at any time that interest is accrued, shall exceed the limits prescribed by such applicable law, then the payment and/or accrual of such interest shall be reduced to that resulting from the maximum rate of interest permissible under such applicable law. This provision shall never be superseded or waived.

The makers, endorsers, and/or guarantors of this Note do hereby severally waive presentment, demand, protest and notices of protest, demand, dishonor and nonpayment.

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument

N WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

Healthcare Integrated Technologies Inc.

8/11/20.

By:

CEO

In the event that the Company (HITC) defaults on the payment of $50,000 the3 Company (HITC) will re-issue 1,000,000 shares of common stock to Acorn Management Partners at zero cost to AMP.

By:

President / AMP

GREGORY LOWE 8/11/20.